Exhibit 21.1

Subsidiaries

Function(x) Inc.
Project Oda, Inc.
Sports Hero Inc.
Loyalize Inc.
Viggle Media Inc.
VX Acquisition Corp.
Viggle Merger Sub II Inc.
Wetpaint.com, Inc.
Choose Digital Inc.
DraftDay Gaming Group, Inc. (Viggle Inc. owns 49% of outstanding shares)